Exhibit 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of July 12, 2020 by and between Bumble Trading LLC, a Delaware limited company (the “Company”) and Tariq Shaukat (“Executive”).

RECITALS:

WHEREAS, the Company desires to employ Executive, with Executive serving as President of the Company, and to enter into this Agreement, which will embody the terms of Executive’s employment; and

WHEREAS, Executive desires to accept such employment, effective as of July 20, 2020 (the “Commencement Date”); and

WHEREAS, the Company and Executive desire to enter into this Agreement, which embodies the terms of such employment.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Term of Employment. Subject to the provisions of Section 5 of this Agreement, Executive shall commence employment with the Company for a period commencing on the Commencement Date, on the terms and subject to the conditions set forth in this Agreement and until terminated in accordance with Section 5 of this Agreement (the “Employment Term”). Executive acknowledges and agrees that Executive’s employment with the Company is at-will. Executive further acknowledges and agrees that nothing in this Agreement gives Executive the right to remain an employee of the Company or any member of the Company Group (which is defined as, collectively, the Company and its subsidiaries).

2. Position, Duties, Authority, Principal Work Location and Policies.

(a) During the Employment Term, Executive shall serve as the President of the Company. In such position, Executive shall have such duties, functions, responsibilities and authority as are customarily performed by the President who is responsible for managing the operations of a business enterprise that is under the control of investment funds affiliated with a private equity firm, as well as those assigned to Executive by the Company’s Chief Executive Officer or the board of directors of the Company or of its parent (the “Board”) from time to time. Executive shall report directly to the Company’s Chief Executive Officer.

(b) Executive will devote all of Executive’s business time and his professional and diligent efforts to the performance of Executive’s duties to the Company (excluding periods of approved time off or leave of absence) and will not engage in any other business activities that could conflict with Executive’s duties or services to the Company Group; provided, however, that the foregoing shall not prevent Executive from (i) with the prior written approval of the Chief Executive Officer (which may be withheld in the Chief Executive Officer’s sole discretion), serving on the boards of directors (and board committees) of commercial or non-profit organizations; (ii) participating in charitable, civic, educational, professional, community or industry affairs, (iii) managing Executive’s passive personal investments, and (iv) continuing to serve on the boards of directors (and board committees) of, and engage in activities related to such service for, those organizations listed in Schedule A, so long as all such activities do not, in the aggregate, interfere or conflict with Executive’s duties hereunder or otherwise materially affect the performance of Executive’s duties to the Company or create a potential business or fiduciary conflict.

(c) Executive’s principal work location shall be in the Austin, Texas metropolitan area; provided, however, that in light of current conditions, Executive shall be entitled to work remotely for a reasonable period of time, not to exceed 6 months (or such other period of time as may be required by law or agreed to with the Chief Executive Officer), beginning on the Commencement Date. Executive acknowledges that Executive will be required to travel on business (including, without limitation, to the Company offices in London, United Kingdom and Moscow, Russia) in connection with the performance of Executive’s duties hereunder. A one-time lump sum (gross) payment of $175,000.00 (the “Relocation Payment”) will be made to Executive upon the commencement of Executive’s employment to offset relocation costs incurred in the movement of Executive’s household and family. There will be no other payments for relocation expenses made following the payment of the Relocation Payment.

(d) Executive’s employment is subject to all the terms and conditions of the Company Group’s policies and codes of conduct as in effect from time to time, to the extent not inconsistent with this Agreement.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company shall pay (or cause to be paid) to Executive a base salary (“Base Salary”) at the annual rate of $560,000.00, payable in regular installments in accordance with the usual payment practices of the Company Group. Executive’s Base Salary shall be subject to increase as may be determined from time to time in the Company’s sole discretion.

(b) Bonus. During the Employment Term, Executive shall be eligible to earn a cash bonus award (the “Bonus”), subject to the terms and conditions of the bonus plan established by the Company, as may be amended, updated or replaced from time to time, and based on the achievement of certain corporate performance objectives as approved by the Company in its sole discretion. Notwithstanding the foregoing, with respect to fiscal year 2020, Executive shall be guaranteed a Bonus equal to $350,000.00 so long as Executive does not resign without Good Reason prior to December 31, 2020, which amount represents a pro-rated annual Bonus for the period of July 1, 2020 through December 31, 2020. For fiscal years beginning after December 31, 2020, Executive shall be eligible to earn a Bonus with an annualized target of no less than $500,000.00 (“Target Bonus”), with such Bonus payable annually, quarterly or on such other periodic basis as determined by the Company in its sole discretion. Any Bonus earned under this Section 3(b) shall be paid within two and one-half months after the end of the fiscal year to which the Bonus relates, subject to Executive’s continued employment with the Company through the date of payment (except as otherwise provided in Section 5).

(c) Equity Awards. During the Employment Term, Executive shall be eligible to participate in a long term equity-based incentive plan of a Company affiliate (as amended and/or restated from time to time, the “Equity Plan”), and, subject to the terms and conditions of such Equity Plan. Executive shall receive an equity award of 24,532,328.00 Class B Units of Buzz Management Aggregator L.P., representing 9.00% of the Equity Plan pool (the “Equity Awards”). The Equity Awards shall be documented separately in the form of award agreement under the Equity Plan, which Equity Plan and form of award agreement are attached hereto as Exhibit I, and governed by the terms and conditions set forth in the award agreement and the Equity Plan.

4. Benefits.

(a) General. During the Employment Term, Executive generally shall be entitled to participate in the retirement, health and welfare benefit plans, practices, policies and arrangements of the Company Group as in effect from time to time (collectively, “Employee Benefits”).

(b) Vacation. Executive shall be entitled to paid vacation on the same basis generally as other senior executives of the Company Group pursuant to the applicable Company vacation policy, plan or regular practice, as may be modified from time to time.

(c) Reimbursement of Business Expenses. During the Employment Term, the Company shall reimburse Executive for reasonable and necessary business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with its then- prevailing business expense policy (which shall include, without limitation, appropriate itemization and substantiation of expenses incurred).

5. Termination.

(a) The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason in the manner set forth in this Section 5; provided, that Executive shall be required to give the Company at least 60 days’ advance written notice of any termination by Executive (other than for Good Reason) (the “Notice Period”). Notwithstanding any other provision of this Agreement, the provisions of this Section 5 shall exclusively govern Executive’s rights upon termination of employment with the Company; provided, that Executive’s rights under the Equity Plan (or any other equity plan) and equity incentive award agreement shall, in each case, be governed exclusively by such plan or agreement, as applicable.

(b) By the Company for Cause or by Executive without Good Reason.

(i) The Employment Term and Executive’s employment hereunder (A) may be terminated by the Company for Cause with immediate effect and (B) shall terminate automatically upon the effective date (following the Notice Period) of Executive’s resignation for any reason other than Good Reason.

(ii) For purposes of this Agreement, “Cause” shall mean (A) any material breach by Executive of any of Executive’s obligations under this Agreement or the PIIA (as defined below); (B) the continued failure or refusal of Executive to substantially perform the duties reasonably required of Executive as an employee or service provider of the Company Group serving in Executive’s position; (C) Executive’s commission or conviction of, or plea of guilty or nolo contendere to, (1) a felony or (2) other crime involving fraud or moral turpitude (or any other crime relating to the Company Group which is, or could reasonably be expected to be, materially injurious to the Company Group); (D) Executive’s theft, dishonesty or other misconduct that is, or could reasonably be expected to be, injurious to the Company Group; (E) Executive’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset of the Company Group (including, without limitation, Executive’s unauthorized use or disclosure of the Company Group’s confidential or proprietary information) that is, or could reasonably be expected to be, injurious to the Company Group; (F) any act(s) constituting employment discrimination or sexual harassment; or (G) use of illegal drugs, or Executive’s abuse of alcohol or prescription drugs, that impairs Executive’s ability to perform Executive’s duties or, as determined in the Board’s determination, otherwise makes Executive unfit to service an officer of the Company; provided, that, solely with respect to clauses (A), (B) and (E) above, a termination of Executive’s employment for Cause that is capable of cure shall not be effective unless the Company first gives such Executive written notice of its intention to terminate and the grounds for such termination, and such Executive has not, within ten business days following receipt of such notice, cured such act or omission.

(iii) If Executive’s employment is terminated by the Company for Cause, Executive shall be entitled to receive:

(A) the Base Salary through the date of termination;

(B) reimbursement, within 60 days following receipt by the Company of Executive’s claim for such reimbursement (including appropriate supporting documentation), for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to Executive’s termination; provided, that such claims for such reimbursement are submitted to the Company within 90 days following the date of Executive’s termination of employment; and

(C) such Employee Benefits (other than with respect to annual or quarterly bonuses, incentive plans and severance benefits), if any, to which Executive may be entitled, payable in accordance with the terms and conditions of plan, program and policies (the amounts described in clauses (A) through (C) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause, except as set forth in this Section 5(b)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(iv) If Executive resigns for any reason other than Good Reason, provided that Executive will be required to comply with the Notice Period requirement in Section 5(a), Executive shall be entitled to receive the Accrued Rights. During the Notice Period, and subject to the following sentence, Executive shall continue to perform Executive’s duties and obligations under Section 2 hereto as reasonably requested by the Company. In lieu of all or any portion of the Notice Period, the Company, at its sole election, may elect either to (x) pay to Executive the Base Salary in lieu of notice (in which case, Executive’s employment shall terminate on the date so elected by the Company) or (y) place Executive on “garden leave” (such period, if elected, the “Garden Leave Period”). If such Garden Leave Period is elected by the Company, then during the Garden Leave Period, Executive shall (x) remain an employee of the Company but not be required to perform any duties for the Company or attend work and (y) be eligible for continued Base Salary and employee benefits within the scope of Section 4(a) above, but no other compensation, including, for the avoidance of doubt, no incentive compensation (including the Bonus), commissions, or continued vesting in equity incentives or other awards. Following such resignation by Executive for any reason other than Good Reason, except as set forth in this Section 5(b)(iv), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Disability or Death.

(i) For purposes of this Agreement, “Disability” shall mean any medically determinable physical or mental impairment resulting in Executive’s inability to engage in any substantial gainful activity, where such impairment can be expected to result in death or can be expected to last for a continuous period of inability to engage in any substantial gainful activity of not less than 12 months. Executive shall cooperate in all reasonable respects with the Company if a question arises as to whether Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss Executive’s condition with the Company).

(ii) Upon termination of Executive’s employment hereunder as a result of Executive’s death or by the Company at a time when Executive has a Disability, Executive or Executive’s estate, survivors or beneficiaries (as the case may be) shall be entitled to receive:

(A) the Accrued Rights;

(B) any Bonus earned, but unpaid, in respect of any completed bonus period as of the date of termination, paid in accordance with Section 3(b) (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company, in which case such payment shall be made in accordance with the terms and conditions of such deferred compensation arrangement) (the “Prior Bonus”); and

(C) subject to Executive’s continued compliance with Section 6 and Section 7 hereof and the PIIA, and the execution and non-revocation of the Release by Executive or Executive’s guardian, estate, survivors or beneficiaries (as the case may be), no later than two and one-half months after the end of the applicable fiscal year, a pro-rata portion of the Bonus payable for the applicable performance period (e.g., fiscal year or fiscal quarter) in which such termination occurs, based on the achievement of the actual performance objectives and targets for such performance period and a fraction, the numerator of which is the number of days during such performance period up to and including the date of termination of Executive’s employment and the denominator of which is the number of days in such performance period (the “Pro-Rated Bonus”).

Following such termination of Executive’s employment hereunder as a result of Executive’s death or by the Company at a time when Executive has a Disability, except as set forth in this Section 5(b)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) By the Company Without Cause (other than by reason of death or Disability); Resignation by Executive for Good Reason.

(i) If Executive’s employment is terminated by the Company without Cause (acting by resolution of the Board), or by Executive for Good Reason, Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) any Prior Bonus;

(C) subject to Executive’s continued compliance with Section 6 and Section 7 hereof and the PIIA, and the execution and non-revocation of the Release, the Company shall pay Executive (i) (A) if such termination of employment occurs prior to the second anniversary of the Commencement Date, an amount equal to the sum of 18 months of then-current Base Salary and 150% of Executive’s then-current annual Target Bonus, or (B) if such termination of employment occurs on or following the second anniversary of the Commencement Date, an amount equal to the sum of 24 months of then-current Base Salary and 200% of Executive’s then-current annual Target Bonus, in each case, less applicable withholdings and paid in equal monthly installments in accordance with the Company’s standard payroll practices; and (ii) if Executive elects continuation of Executive’s coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Executive’s coverage and participation under the Company Group’s group health plans in which Executive was participating immediately prior to termination of employment pursuant to this Section 5(d)(i) (“Group Health Benefits”) shall continue at the same after-tax cost to Executive as the after-tax cost to Executive for the Group Health Benefits immediately prior to such termination (it being understood that such continuation of coverage may be made by paying Executive a series of monthly payments sufficient, after payment of federal, state and local income taxes, to pay the applicable portion of the monthly COBRA premium).

Following such termination of employment without Cause by the Company or a resignation by Executive for Good Reason, except as set forth in this Section 5(d)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii) Release. Amounts payable to Executive under Section 5(c)(ii)(C) or Section 5(d)(i)(C) (the “Conditioned Benefits”) are subject to (A) Executive’s (or Executive’s estate’s) execution and non-revocation of a release of claims, substantially in the form attached hereto as Exhibit II (the “Release”), within 60 days following the date of termination and (B) the expiration of any revocation period contained in such Release. Further, to the extent that any of the Conditioned Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or the 60-day period following the date of termination begins in one calendar year and ends in a second calendar year, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release as set forth herein, shall not be made until the first regularly scheduled payroll date following such 60th day (regardless of when the Release is delivered), after which any remaining Conditioned Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.

(iii) For purposes of this Agreement, “Good Reason” shall mean any of the following, without Executive’s prior written consent: (A) a decrease of 10% or more in Executive’s then-current Base Salary or Target Bonus (or, in connection with any across-the-board reductions applied to similarly situated Company executives, reductions that exceed 25%), or failure to pay Base Salary or the Bonus when due; (B) a material diminution of Executive’s then-current title or a material diminution in Executive’s then-current authority, duties, or responsibilities, measured in the aggregate; (C) a relocation of Executive’s principal place of employment to any location that increases Executive’s one-way commute by more than 50 miles compared to the commute from Executive’s then-current office or location (which such current office or location shall be determined disregarding any remote working arrangement that may then be in effect); (D) failure by the Company (or an affiliate) to grant the Equity Award as contemplated in Section 3(c) or (E) any other action or inaction that constitutes a material breach of this Agreement by the Company; provided, that no event or condition described in clauses (A) – (E) above will constitute Good Reason unless (x) Executive gives the Company written notice of such event or condition giving rise to Good Reason within 30 days after Executive first learns of such event or condition, (y) the Company fails to cure such event or condition within 30 days after receipt of such notice and (z) Executive resigns from employment within 60 days following the expiration of such cure period in the event that the Company has failed to cure such event or condition.

(e) Notice of Termination; Board/Committee Resignation. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) pursuant to Section 5 of this Agreement shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from any Company Group member’s board of directors (and any committees thereof) and the board of directors or comparable governing bodies (and any committees thereof) of any other Company Group member. Failure to provide such resignation within 10 business days following the Company’s request shall result in forfeiture of the amounts otherwise payable under this Section 5 (other than the Accrued Rights).

(f) Suspension. If the Company has reasonable grounds to believe that an event constituting “Cause” may have occurred, the Company shall have the right to suspend any or all of Executive’s duties, functions, responsibilities or authorities, or require Executive to take “garden leave” for such reasonable period and on such terms as it considers appropriate, including a requirement that Executive shall not be present on the Company’s premises or contact any of its suppliers, clients, business relations, customers or staff. Any suspension and/or garden leave pursuant to this Section 5(f) will be on full pay, and Executive’s benefits under this Agreement will continue to be provided.

6. Non-Competition; Non-Solicitation. Executive acknowledges and reaffirms Executive’s understanding of, and agreement to comply with, all of the post-employment obligations under the Employee Proprietary Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement, in substantially the form attached hereto as Exhibit III, by and between the Company and Executive (the “PIIA”). Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company Group and its affiliates, and further acknowledges and recognizes that Executive has received, and will receive, Confidential Information (as defined below) and other trade secrets of the Company Group, and accordingly agrees as follows:

(a) Non-Competition.

(i) During the Employment Term and, (A) if the termination of Executive’s employment or services occurs prior to the second anniversary of the Commencement Date, until the 18-month anniversary of such termination of employment or services with the Company Group or (B) if the termination of Executive’s employment or services occurs on or following the second anniversary of the Commencement Date, until the second anniversary of such termination of employment or services with the Company Group (the Employment Term and the applicable period in clause (A) or (B), together, the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company Group the business of any then current or prospective client or customer with whom Executive (or Executive’s direct reports at the direction of Executive) had personal contact or personal dealings on behalf of the Company during the one-year period preceding Executive’s termination of employment.

(ii) During the Restricted Period, Executive will not directly or indirectly:

(A) engage in any business activities involving any Competing Business, individually or through an entity, as an employee, director, officer, owner, investor, partner, member, consultant, contractor, agent, joint venturer or otherwise, in any geographical area where any member of the Company Group engages in its business;

(B) acquire a financial interest in, or otherwise become actively involved with, any Competing Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(C) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the members of the Company Group and any of their clients, customers, suppliers, partners, members or investors.

(iii) Notwithstanding anything to the contrary in this Agreement or the PIIA, Executive may, directly or indirectly, own, solely as an investment, securities of any Competing Business which are either (a) publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (x) is not a controlling person of, or a member of a group which controls, such Person and (y) does not, directly or indirectly, own 2% or more of any class of securities of such Person or (b) not so publicly traded if Executive (x) is not a controlling person of, or a member of a group which controls, such Person, and (y) does not, directly or indirectly, own 5% or more of any class of securities of such Person. Furthermore, if a business enterprise that engages in or is actively planning to engage in a Competing Business also engages in or actively plans to engage in any business other than a Competing Business (“Other Business Lines”), then nothing in this Section 6(a) shall prohibit Executive from providing services or advice exclusively with respect to such Other Business Lines; provided, however, that, notwithstanding the foregoing, Executive shall be prohibited from providing services or advice to an Other Business Line of any entity listed on Schedule B hereto.

(iv) For purposes of this Agreement, “Competing Business” means any business activities, including any product, service or process or the research and development thereof in (i) the business of online, web-based or mobile-based matchmaking for dating or romance, (ii) online, web-based or mobile-based interpersonal matchmaking, including but not limited to professional networking; or (iii) any line of business in which any member of the Company Group had demonstrable and detailed plans and intent to engage while Executive was employed by, or providing services to, the Company Group and of which Executive was aware. For the avoidance of doubt, products, services, and processes relating primarily to business-to-business interactions or to the business of providing technology systems and platforms to enable communication and collaboration between people or businesses, such as general purpose video conferencing, text messaging, or email services, are not included in Competing Businesses unless the Company is engaged in providing such products, services or processes or has demonstrable and detailed plans and intent to engage in said business or to provide such products, services or processes.

(b) Employee Non-Solicitation. During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i) solicit or encourage any employee of the Company Group to leave the employment of the Company Group;

(ii) hire or solicit for employment any employee who was employed by the Company Group as of the date of Executive’s termination of employment with the Company for any reason or who left the employment of the Company Group coincident with, or within six months prior to, the date of Executive’s termination of employment with the Company for any reason; or

(iii) encourage any material consultant of the Company Group to cease working with the Company Group.

(c) Non-Solicitation of Customers, Suppliers, etc. During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i) solicit or induce any supplier, licensee or other business, or knowingly or intentionally solicit or induce any customer, in any case, that has a relationship with any member of the Company Group to cease doing business with, materially reduce the amount of business conducted with any member of the Company Group, interfere with the relationship between any such customer, supplier, licensee, or other business and any member of the Company Group; or

(ii) knowingly or intentionally assist any Person in any substantive or direct way to do, or attempt to do, anything prohibited by clause (i) above.

(d) Non-Disparagement. During the Employment Term and following a termination of employment for any reason, Executive agrees not to make, or cause any other Person to make, any communication that is intended to defame or disparage, has the effect of defaming or disparaging, or is in any manner likely to be harmful to, or to the business or personal reputation of, the Company or any of its affiliates, agents or advisors (or any of its or their respective employees officers or directors) (it being understood that comments made in Executive’s good faith performance of Executive’s duties hereunder shall not be deemed disparaging or defamatory for purposes of this Agreement). Upon the expiration of the Employment Term, (i) no statement will be made in the name of or on behalf of the Company and (ii) the Company shall instruct its executive officers, the members of its governing body and those who routinely participate in Company Group management and governance meetings to not make any communication, in either case of clause (i) or (ii), that is intended to defame or disparage, has the effect of defaming or disparaging, or is in any manner likely to be harmful to, or to the business or personal reputation of, Executive (it being understood that comments made in the ordinary course of an individual’s good faith performance of one’s duties shall not be deemed disparaging or defamatory for purposes of this Agreement). Nothing contained in this Section 6(d) is intended to prevent any Person from testifying truthfully in any legal proceeding.

(e) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 6 to be reasonable and necessary to protect each party’s legitimate business interests, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement or the PIIA is an unenforceable restriction against Executive or the Company, the provisions of this Agreement or the PIIA, as applicable, shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement or the PIIA is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(f) The period of time during that the provisions of this Section 6 shall be in effect shall be extended by the length of time during which Executive or the Company, as the case may be, is in breach of the terms hereof as determined by any court of competent jurisdiction on a party’s application for injunctive relief. In the case of Executive, the period of time during which the provisions of this Section 6 shall be in effect shall be reduced by the Garden Leave Period, if any.

(g) The provisions of this Section 6 shall survive the termination of Executive’s employment for any reason.

7. Confidentiality; Intellectual Property.

(a) Confidentiality.

(i) Executive will not at any time (whether during or after Executive’s employment with the Company, other than to perform Executive’s duties and responsibilities for the Company and other members of the Company Group), (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside any Company Group member (other than Executive’s professional advisers who are bound by confidentiality obligations or otherwise in performance of Executive’s duties under Executive’s employment and pursuant to customary industry practice), any non-public, proprietary or confidential information (in any form or medium, including text, digital or electronic) – including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals (in any form or medium, tangible or intangible) – concerning the past, current or future business, activities and operations of any Company Group member and/or any third party that has disclosed or provided any of same to any Company Group member on a confidential basis (“Confidential Information”) without the prior written authorization of the Company.

(ii) “Confidential Information” shall not include any information that is (A) generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (B) made legitimately available to Executive by a third party without breach of any confidentiality obligation or other wrongful act of which Executive has knowledge; or (C) required by law to be disclosed; provided, that with respect to subsection (C) Executive shall (to the extent legally permissible and reasonably practicable) give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by any Company Group member to obtain a protective order or similar treatment.

(iii) Except as required by law, Executive will not disclose to anyone, other than Executive’s family (it being understood that, in this Agreement, the term “family” refers to Executive, Executive’s spouse, spouse equivalent, children, parents, spouse’s parents and spouse equivalent’s parents) and advisors, the existence or contents of this Agreement and the PIIA; provided, that Executive may disclose to any prospective future employer the provisions of Section 6 and Section 7 of this Agreement and the PIIA. This Section 7(a)(iii) shall terminate if the Company publicly discloses a copy of this Agreement (or, if the Company publicly discloses summaries or excerpts of this Agreement, to the extent so disclosed).

(iv) Upon termination of Executive’s employment with the Company for any reason, Executive shall (A) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by any Company Group; and (B) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

(v) Nothing in this Agreement or the PIIA shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (or similar bodies of relevant foreign jurisdictions) (collectively, a “Governmental Entity”) with respect to possible violations of any applicable law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law and nothing herein shall preclude Executive’s right to receive an award from a Governmental Entity for information provided under any whistleblower program. Executive does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure.

(vi) Pursuant to the Defend Trade Secrets Act of 2016, Executive hereby confirms that Executive understands and acknowledges that Executive shall not be held criminally or civilly liable under any applicable federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive understands and acknowledges further that if Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order. Moreover, Executive does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. Except as required by applicable law, under no circumstance will Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company, without prior written consent of the Company’s General Counsel or other officer designated by the Company.

(b) Intellectual Property.

(i) If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, concepts, intellectual property, materials, trademarks or similar rights, documents or other work product (including without limitation, research, reports, software, algorithms, techniques, databases, systems, applications, presentations, textual works, content, improvements, or audiovisual materials), whether or not patentable or registrable under patent, trademark, copyright or similar laws (“Works”), either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any resources of any Company Group member or their respective affiliates (“Company Group Works”), Executive shall promptly and fully disclose same to the Company. Executive agrees that all Company Group Works shall be the sole and exclusive property and intellectual property of the Company. Notwithstanding the foregoing, Executive hereby irrevocably assigns, transfers and conveys (and agrees to so assign, transfer and convey), to the maximum extent permitted by applicable law, all of Executive’s right, title, and interest therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition, other intellectual property laws, and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company whether as a “work made for hire” or by virtue of the prior sentence. If Executive creates any written records (in the form of notes, sketches, drawings, or any other tangible form or media) of any Company Group Works, Executive will keep and maintain same. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(ii) Executive hereby assigns and agrees to assign all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”) related to any Company

Group Works. To the extent that Moral Rights cannot be assigned under applicable law, Executive hereby waives and agrees not to enforce any and all such Moral Rights, including, without limitation, any limitation on subsequent modification, to the fullest extent permitted under applicable law.

(iii) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the expense of any Company Group member (but without further remuneration) to assist the applicable Company Group member or its affiliates in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company Group members’ rights in the Company Group Works. Executive hereby designates and appoints the Company and its designees as Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file documents and to do all other lawfully permitted acts in connection with the foregoing to the extent Executive is unable or unwilling to do so. This power of attorney is coupled with an interest and is irrevocable. Executive shall not take any actions inconsistent with the Company’s ownership rights set forth in this Section 7, including by filing to register any Company Group Works in Executive’s own name.

(iv) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with any Company Group member or their respective affiliates any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company Group that are from time to time previously disclosed to Executive, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest.

(v) Executive has listed on the attached Exhibit IV, Works that are owned by Executive, in whole or jointly with others prior to Executive’s employment with the Company (collectively, “Prior Works”). Executive shall not use any Prior Work during Executive’s employment with the Company, without prior written consent of the Company. If, during Executive’s employment with the Company, Executive uses or incorporates into any Company product, service or process any Prior Work (or any portion of a Prior Work), in any manner whatsoever, Executive grants the Company a perpetual (or the maximum time period allowed by applicable law), sublicensable, assignable, royalty-free right and worldwide license to use, modify, reproduce, reduce to practice, market, distribute, communicate and/or sell such Prior Work or portion of such Prior Work used by Executive in such Company product, service or process.

(c) The provisions of Section 7 hereof shall survive the termination of Executive’s employment for any reason (except as otherwise set forth herein).

8. Specific Performance. Each party acknowledges and agrees that the remedies of the other party at law for a breach or threatened breach of any of the provisions of Section 6 and Section 7 of this Agreement or the PIIA would be inadequate and such party would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, each party agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled, in addition to any other remedy available at law or equity, to cease making any payments or providing any benefit otherwise required by Section 5 of this Agreement (if applicable) and may be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, upon any breach of Section 6 or Section 7 of this Agreement or the PIIA, which is capable of cure but which is not substantially cured by Executive within 5 days following such breach, Executive shall promptly return to the Company upon request all Conditioned Benefits made to Executive pursuant to Section 5 (if any), less any amounts paid by Executive as taxes in respect of such payments (unless such taxes are actually recovered by Executive from the relevant Governmental Authority, in which case such tax amounts also shall be returned to the Company). Any determination under this Section 8 of whether a party is in compliance with Section 6 hereof and in material compliance with Section 7 hereof and with the PIIA shall be determined based solely on the contractual provisions provided therein and the facts and circumstances of the breaching party’s actions without regard to whether the other party could obtain an injunction or other relief under the law of any particular jurisdiction.

9. Miscellaneous.

(a) Indemnification; Directors’ and Officers’ Insurance. The Company shall indemnify and hold Executive harmless from and against any and all liabilities, obligations, losses, damages, fines, taxes and interest and penalties thereon (other than taxes based on fees or other compensation received by Executive from the Company), claims, demands, actions, suits, proceedings (whether civil, criminal, administrative, investigative or otherwise), costs, expenses and disbursements (including reasonable and documented legal and accounting fees and expenses, costs of investigation and sums paid in settlement) of any kind or nature whatsoever (collectively, “Claims and Expenses”), which may be imposed on, incurred by or asserted at any time against Executive that arises out of or relates to Executive’s service as an officer, director or employee, as the case may be, of any Company Group member, or Executive’s service in any such capacity or similar capacity with an affiliate of the Company Group or other entity at the request of the Company Group; provided, that Executive shall not be entitled to indemnification hereunder against any Claims or Expenses that are finally determined by a court of competent jurisdiction to have resulted from any act or omission that (i) is a criminal act by Executive or that Executive had no reasonable cause to believe was lawful or (ii) constitutes fraud or willful misconduct by Executive. The Company shall pay the expenses (including reasonable legal fees and expenses and costs of investigation) incurred by Executive in defending any such claim, demand, action, suit or proceeding as such expenses are incurred by Executive and in advance of the final disposition of such matter; provided, that Executive undertakes to repay such expenses if it is determined by agreement between Executive and the Company or, in the absence of such an agreement, by a final judgment of a court of competent jurisdiction that Executive is not entitled to be indemnified by the Company Group. The Company (or other Company Group member) will maintain directors’ and officers’ insurance providing coverage in such scope and subject to such limits as the Company determines, in its discretion, is appropriate.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof that would direct the application of the law of any other jurisdiction (except that the provisions of Section 6 shall be governed by the law of the State of Texas, without regard to conflicts of laws principles thereof that would direct the application of the law of any other jurisdiction).

(c) Jurisdiction; Venue. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware over any suit, action or proceeding arising out of or relating to this Agreement and each of the parties agrees that any action relating in any way to this Agreement must be commenced only in the courts of Delaware, federal or state. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the address of such party set forth in Section 9(k).

(d) Arbitration.

(i) Except as provided in Section 8, above, or prohibited by law, any dispute or controversy as to the interpretation or enforceability of this Agreement or any other agreement entered into between the Company and Executive or any claim or cause of action of any of the Parties thereto against the other relating to Executive’s employment or the termination thereof shall be resolved by binding arbitration with the American Arbitration Association (“AAA”) pursuant to its rules for the resolution of employment disputes. Included within this arbitration provision are claims under Title VII of the Civil Rights Act of 1964, Chapter 21 of the Texas Labor Code, the Texas Commission on Human Rights Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, any state or local law prohibiting discrimination in employment, the Employee Polygraph Protection Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, any federal civil rights act, as well as claims for retaliation for filing a wage claim or a worker’s compensation claim, wrongful failure or refusal to hire or promote, wrongful termination, breach of contract, slander, libel, invasion of privacy, intentional infliction of emotional distress, tortious interference with contractual or other relations, assault or any other cause of action. This provision applies to complaints concerning hiring, discharge, promotion, transfer, lay-off, wages, harassment, retaliation, work assignments, reasonable accommodations required by law, breach of contract, or any other term or condition of employment. These provisions apply to claims whether made against the Company, or against any of its affiliates, agents, representatives and/or employees. This Agreement to arbitrate does not apply to claims for worker’s compensation or unemployment benefits.

(ii) Arbitration is governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. If for any reason these arbitration provisions are deemed by a court to not be enforceable under the Federal Act, they will be enforced under the Texas General Arbitration Act.

(iii) The arbitration shall be held in Austin, Texas before one arbitrator who shall be selected in accordance with the provisions of the AAA rules. The decision of the arbitrator shall be final and binding and neither Party shall have the right to appeal the substantive findings of the arbitrator. Both parties agree to keep strictly confidential and not to make any public disclosures concerning any claim for arbitration or the arbitration itself, except as may be required or allowed by law. Anything herein to the contrary notwithstanding, this provision shall not prohibit nor limit any party’s right to apply to a court of competent jurisdiction for ancillary or injunctive relief prior to or during the pending of the arbitration.

(iv) There will be no right or authority for any dispute to be brought, heard or arbitrated as a class action and/or as a collective action (the “Class Action Waiver”). Nor shall any arbitrator have the authority to hear or arbitrate any such dispute, regardless of any other language in this Agreement, or any provision of any of the rules or procedures of the AAA that might otherwise apply including, without limitation, the AAA Supplemental Rules for Class Action Arbitration. No arbitrator shall have the right to interpret the extent, applicability and/or enforceability of this Class Action Waiver. Any issue or dispute as to whether this Agreement permits such class and/or collective action arbitration shall be resolved and/or interpreted solely by a court of competent jurisdiction.

(e) Entire Agreement; Amendments. This Agreement (including, without limitation, the schedules and exhibits attached hereto) contains the entire understanding of the parties with respect to the employment of Executive by the Company, and supersedes all prior agreements and understandings between Executive and any member of the Company Group regarding the terms and conditions of Executive’s employment with the Company, with the exception of any applicable prior invention assignment or the protections that exist under the terms of any applicable long term incentive plan (or any earned compensation, including under any retirement or deferred compensation plans). In addition, if the Company Group is a party to one or more agreements with Executive related to the matters subject to Section 6 or Section 7, such other agreement(s) (including, without limitation, the PIIA) shall remain in full force and effect and continue in addition to this Agreement, including, without limitation, any covenants pertaining to confidentiality, nondisclosure, non-competition, intellectual property, non- solicitation and non-disparagement applicable to Executive. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement (including, without limitation, the exhibits attached hereto) may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(f) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(g) Set Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided herein and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to any Company Group member. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer, self- employment or other endeavor.

(h) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(i) Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive, except for Executive’s rights to receive vested payments or benefits in the event of the death of Executive as provided in the Agreement. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a Person which is a successor in interest (“Successor”) to all or substantially all of the assets and business operations of the Company, including any Company Group member. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such Successor.

(j) Compliance with Code Section 409A.

(i) The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with and receiving the approval of Executive, reform such provision in a manner intended to avoid the incurrence by Executive of any such additional tax or interest.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred for proposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

(iii) Any provision of this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service, the Company determines that Executive is a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (x) six months and one day after such separation from service and

(y) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 9(j)(whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to Executive in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iv) Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including that (A) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (B) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in- kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (B) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (C) Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit.

(v) For purposes of Code Section 409A, Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.

(k) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Bumble Trading LLC

1105 W. 41st Street, Suite A

Austin, TX 78756

Attention: General Counsel

with a copy (which shall not constitute notice) to:

The Blackstone Group Inc.

345 Park Avenue

New York, New York 10154

Attention: Martin J. Brand

                 Jon Korngold

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Gregory T. Grogan

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company with a copy (which shall not constitute notice) to:

Gibson Dunn & Crutcher LLC

1881 Page Mill Road

Palo Alto, California 94304

Attention: Stephen W. Fackler

(l) Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of the terms of any employment agreement or other agreement or written policy to which Executive is a party or otherwise bound. Executive hereby further represents that Executive is not subject to any restrictions on Executive’s ability to solicit, hire or engage any employee or other service provider or that could restrict the ability of Executive to perform Executive’s duties hereunder. Executive agrees that the Company is relying on the foregoing representations in entering into this Agreement and related equity-based award agreements.

(m) Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any pending claim, litigation, regulatory or administrative proceeding involving any Company Group member (or any appeal from any action or proceeding) arising out of or related to the period when Executive was employed by the Company. In the event that Executive’s cooperation is requested after the termination of Executive’s employment, the applicable Company Group member shall (i) use its reasonable and diligent efforts to minimize interruptions to Executive’s personal and professional schedule and (ii) reimburse Executive for all reasonable and appropriate out-of-pocket expenses actually incurred by Executive in connection with such cooperation upon reasonable substantiation of such expenses. Executive agrees to promptly inform the Company Group if (i) Executive becomes aware of any claims that may be filed or threatened against the Company Group or its affiliates, other than as may be filed by Executive and (ii) to the extent Executive is legally permitted, if Executive is asked to assist in any investigation of the Company Group or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company Group or its affiliates with respect to such investigation, and shall not do so unless legally required.

(n) Executive’s Legal Fees. The Company will reimburse Executive (or pay directly), upon presentation of an invoice therefor, an amount not to exceed $25,000, for attorneys’ fees and costs incurred by Executive in connection with the review, negotiation and documentation of this Agreement and the Equity Award.

(o) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(p) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BUMBLE TRADING LLC

/s/ Whitney Wolfe Herd
By:	Whitney Wolfe Herd
Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EXECUTIVE

/s/ Tariq Shaukat
Tariq Shaukat

Schedule A

1. Public Storage

2. Ellipsis Health